Filed Pursuant to Rule 424(b)(2)
                                                    Registration No. 333-60474

Pricing Supplement No. 44 dated February 12, 2004
(to Prospectus Supplement dated December 23, 2002
and Prospectus dated June 14, 2001)

LEHMAN BROTHERS HOLDINGS INC.
Lehman Notes, Series A
Due Nine Months or More from the Date of Issue

Trade Date:             February 12, 2004
Issue Date:             February 17, 2004



CUSIP       Aggregate        Price to    Gross       Named       Dealers'
Number      Principal        Public      Agents'     Agents'     Selling
            Amount                      Concession  Concession  Concession

52519FCJ8   $11,884,000.00   100.00%     2.70%       2.50%       2.00%


CUSIP       Net Proceeds     Interest Rate
Number      to Issuer        per Annum

52519FCJ8   $11,563,132.00   5.60%



CUSIP       Interest Payment        First Interest       Maturity
Number      Dates                   Payment Date         Date

52519FCJ8   Monthly on the 17th,    March 17, 2004       February 17, 2029
            and on the Maturity
            Date


CUSIP       Survivor's     Right of Issuer to Redeem Notes or of
Number      Option         Holder to Require Repayment of Notes
            (Yes/No)

52519FCJ8   Yes            The Note may be redeemed prior to the Maturity Date
                           at the option of Lehman Brothers Holdings, in whole or in part, at a price equal to 100% of the principal amount being redeemed, monthly on the 17th, commencing February 17, 2009. Notice of redemption will be given not more than 60 nor less than 30 days prior to the redemption date.

                           The holder of the Note may not elect repayment of the Note by Lehman Brothers Holdings prior to the Maturity Date except pursuant to the Survivors' Option, if applicable.



Other Terms:            None


Capitalized terms used herein without definition have the meanings ascribed to them in the Prospectus Supplement and Prospectus.